EXHIBIT 99.1

Gladstone Investment Announces Cash Distribution for 6.375% Series E Cumulative Term Preferred Stock

MCLEAN, Va., September 7, 2018 (GLOBE NEWSWIRE) — Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) announced today that on September 6, 2018 its board of directors declared a combined cash distribution of $0.17265625 per share of the Company’s 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”) for the prorated period from and including the Series E Term Preferred Stock issuance date (August 22, 2018) to and including August 31, 2018, plus the full month of September 2018, payable on September 28, 2018 to record holders as of September 19, 2018. The Term Preferred Stock trades on the NASDAQ under the symbol “GAINL.”

Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, +1-703-287-5893